UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 31, 2006
TD Banknorth Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51179	01-0437984

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9540, Two Portland Square, Portland, Maine	04112-9540

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code       (207) 761-8500
Not Applicable

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     In connection with a restructuring of management of TD Banknorth, Inc. (“TD Banknorth”) which is being implemented in connection with its acquisition of Hudson United Bancorp (“Hudson United”) on January 31, 2006, which are discussed in more detail under Items 8.01 and 2.01 hereof, respectively, TD Banknorth entered into a First Amendment to Retention Agreement, dated as of January 31, 2006, with each of Andrew W. Greene and David J. Ott, which respectively amended the Retention Agreements, dated as of August 25, 2004, between TD Banknorth (as successor to Banknorth Group, Inc.) and each of Messers. Greene and Ott.
     Pursuant to his Amendment, Mr. Greene will retire from his employment by TD Banknorth on December 31, 2006. During his employment prior to such time, Mr. Greene shall report to the Chief Operating Officer of TD Banknorth, receive an annual base salary which is equal to his current annual base salary (subject to future adjustments) and be included in all incentive compensation plans and other employee benefit plans (excluding severance plans) for employees of comparable status and position.
     Pursuant to his Amendment, effective January 31, 2006 Mr. Ott became Executive Vice President of TD Banknorth, N.A., TD Banknorth’s wholly-owned banking subsidiary, and Mr. Ott will become President of the Maine Division of TD Banknorth, N.A upon the retirement of the current President of such division on or before June 30, 2006. During his period of employment after January 31, 2006, Mr. Ott shall report to the Chief Lending Officer of TD Banknorth, receive an annual base salary which is equal to his current annual base salary (subject to future adjustments) and be included in all incentive compensation plans and other employee benefit plans (excluding severance plans) for employees of comparable status and position.
     The Amendments also provide that as a result of the changes in titles, responsibilities and reporting of Messrs. Greene and Ott, they will be entitled to receive the severance benefits set forth in their respective Retention Agreements, except as otherwise provided in the Amendments, as summarized below.
•	On or before February 10, 2006, each of Messrs. Greene and Ott will receive an amount representing a pro rated bonus and the non-competition and retention amount specified in his respective Retention Agreement, including a lump sum payment for the enhanced supplemental retirement benefits specified therein, which amount to an aggregate of $2.3 million and $3.0 million, respectively.
•	Stock options granted by TD Banknorth prior to the acquisition of a majority interest in TD Banknorth by The Toronto-Dominion Bank (“TD”) will continue to vest in accordance with their terms and will become fully vested upon the termination of the executive’s employment by TD Banknorth, whether by TD Banknorth or the executive, for any reason other than cause.
•	Restricted stock units granted by TD Banknorth to the executive on March 1, 2005 (the “TD RSUs”) fully vested on January 31, 2006 and, subject to the executive’s continued compliance with the noncompete and nonsolicitation provisions in his Retention Agreement, the redemption value thereof shall be paid to the executive on March 1, 2008. The Company and each of Messrs. Greene and Ott agreed that the redemption value of each such person’s TD RSUs for this purpose shall be $2,100,000, and also entered into an amendment to the applicable TD RSU participation agreement to this effect.
•	Following the termination of the executive’s employment by TD Banknorth, the executive shall, if applicable, be entitled to be covered at the expense of TD Banknorth by the same or equivalent hospital, medical, dental, accidental, disability and life insurance coverage as in effect immediately prior to the termination until the earlier of (i) 36 months following the termination of employment or (ii) the date the executive has commenced new employment and thereby become eligible for comparable benefits, except in certain circumstances the executive will receive a lump sum cash payment in lieu of one or more of the benefits.
•	Pursuant to his Retention Agreement, TD Banknorth also is obligated to reimburse Mr. Greene for excise taxes payable under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, and related federal, state and local income taxes. These tax reimbursements are approximately $1.9 million for Mr. Greene. Of the total parachute payments made or to be made to Mr. Greene, approximately $5.6 million are estimated to be nondeductible by TD Banknorth for federal income tax purposes.
     For additional information, see the respective Amendment to Retention Agreement of Messrs. Greene and Ott, which are included as Exhibits 10.1 and 10.2 hereto, respectively, and the Amendment to Amended and Restated Participation Agreement under the TD Banknorth 2005 Performance Based Restricted Share Unit Plan of Messrs. Greene and Ott, which are included in Exhibits 10.3 and 10.4, respectively.
Item 2.01 Completion of Acquisition or Disposition of Assets
     On January 31, 2006, following receipt of all required regulatory and shareholder approvals, TD Banknorth completed the acquisition of Hudson United pursuant to an Agreement and Plan of Merger, dated as of July 11, 2005, among TD Banknorth, Hudson United and, solely with respect to Article X of the Agreement, TD (the “Agreement”). The acquisition was effected by means of the merger of Hudson United with and into TD Banknorth (the “Merger”). Upon consummation of the Merger, each share of Hudson United common stock outstanding immediately prior thereto was converted into the right to receive at the election of a holder of Hudson United common stock either $42.42 in cash (the sum of $21.07 and the product of 0.7247 times the average closing price of the TD Banknorth common stock during a ten-trading day period prior to the closing date) or 1.4399 shares of TD Banknorth common stock ($42.42 divided by such average closing price of the TD Banknorth common stock), subject to proration as provided in the Agreement, plus cash in lieu of any fractional share interest. Immediately following the Merger, Hudson United Bank, Hudson United’s wholly-owned banking subsidiary, was merged with and into TD Banknorth, N.A., TD Banknorth’s wholly-owned banking subsidiary.
     Pursuant to the Agreement, the shares of Hudson United common stock which were outstanding immediately prior to completion of the Merger were converted into the right to receive an aggregate of $941.8 million in cash and 32,849,252 shares of TD Banknorth common stock, plus cash in lieu of fractional share interests. In addition, upon completion of the Merger outstanding Hudson United stock options were converted into the right to acquire an aggregate of 272,272 shares of TD Banknorth common stock at a weighted average price of $19.73 per share.
     For additional information regarding the Merger, reference is made to the press releases of TD Banknorth included as Exhibits 99.1 and 99.2 hereto.
Item 3.02 Unregistered Sales of Equity Securities
     On January 31, 2006, TD Banknorth sold 29,625,353 shares of TD Banknorth common stock at $31.79 per share, or an aggregate of $941.8 million, to TD pursuant to Article X of the Agreement in order to fund the cash payable in the Merger. The sale was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     Upon completion of the Merger, Brian Flynn and David A. Rosow, former directors of Hudson United, were elected as Class A directors of TD Banknorth, with a term which expires at the next annual meeting of shareholders of TD Banknorth, pursuant to the terms of the Agreement.
Item 8.01 Other Events
     Repurchase Program. The Board of Directors of TD Banknorth has authorized an increase in the previously-announced number of shares of TD Banknorth common stock which may be repurchased by TD Banknorth following the acquisition of Hudson United by 2.0 million to 10.5 million. Such shares will be purchased in the open market at such times and at such prices as management deems appropriate.
     Management Restructuring. In connection with the acquisition of Hudson United, TD Banknorth is implementing a restructuring of management to optimize efficiency and better serve customers in the competitive market for banking services, while retaining the community banking model which emphasizes local decision–making and service. Certain of the more significant components of the management restructuring are noted below.
•	Effective February 1, 2006, Peter J. Verrill, Senior Executive Vice President and Chief Operating Officer of TD Banknorth, also has been appointed Vice Chairman of TD Banknorth, a non-director position reporting to William J. Ryan, Chairman, President and Chief Executive Officer of TD Banknorth. Mr. Verrill’s

responsibilities have been expanded to include oversight over fee businesses and administration.
•	Effective February 1, 2006, each of Executive Vice President John W. Fridlington, Carol L. Mitchell and Wendy Suehrstedt has been promoted to Senior Executive Vice President of TD Banknorth with added responsibilities as a result of the management restructuring.
•	Effective February 1, 2006, Mark Wetmiller became Executive Vice President and Chief Retail Banking Officer of TD Banknorth.
•	As noted under Item 1.01, effective February 1, 2006, executive officers Andrew W. Greene and David J. Ott have different titles, responsibilities and/or reporting and will receive the severance benefits specified in their respective Retention Agreements with TD Banknorth, as amended.
•	Two current state bank presidents, Christopher Bramley in Massachusetts and Michael McNamara in Maine, will be retiring in December and June 2006, respectively. In connection with these retirements, these officers will receive, in the first quarter of 2006, the severance benefits specified in their respective Retention Agreements, dated as of August 25, 2004, with TD Banknorth (as successor to Banknorth Group, Inc.). These benefits include a prorated bonus and a retention amount, including a lump sum payment for enhanced supplemental retirement benefits, which amount to an aggregate of $1.6 million and $1.9 million for Messrs. Bramley and McNamara, respectively.
Item 9.01 Financial Statements and Exhibits
(a)	Financial statements of business acquired
     Not applicable. Financial statements of Hudson United were previously included in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 (File No. 333-128628) filed by TD Banknorth with the SEC on September 12, 2005, as amended.
(b)	Pro forma financial information
     Not applicable. Pro forma financial information of TD Banknorth reflecting the Merger was previously included in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 (File No. 333-128628) filed by TD Banknorth with the SEC on September 12, 2005, as amended.
(c)	The following exhibits are included with this Report:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 11, 2005, among TD Banknorth Inc., Hudson United Bancorp and, solely with respect to Article X of the Agreement, The Toronto-Dominion Bank (1)

10.1	First Amendment to Retention Agreement, dated as of January 31, 2006, between TD Banknorth and Andrew W. Greene

10.2	First Amendment to Retention Agreement, dated as of January 31, 2006, between TD Banknorth and David J. Ott

10.3	First Amendment to Amended and Restated Participation Agreement under the TD Banknorth Inc. 2005 Performance Based Restricted Share Unit Plan, dated as of January 31, 2006, between TD Banknorth and Andrew W. Greene

10.4	First Amendment to Amended and Restated Participation Agreement under the TD Banknorth Inc. 2005 Performance Based Restricted Share Unit Plan, dated as of January 31, 2006, between TD Banknorth and David J. Ott

99.1	Press Release, dated January 27, 2006

99.2	Press Release, dated February 1, 2006

(1)	Incorporated by reference to the Current Report on Form 8-K/A filed by TD Banknorth with the SEC on July 14, 2005, as well as to Annex I to the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 (File No. 333-128628) filed by TD Banknorth with the SEC on September 12, 2005, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TD BANKNORTH INC.

	By:	/s/ Peter J. Verrill

		Name: Title:	Peter J. Verrill Vice Chairman, Senior Executive Vice President and Chief Operating Officer
Date: February 1, 2006